Exhibit 3.23

ARTICLES OF INCORPORATION

OF

[                        ], INC.

The undersigned incorporator, being a natural person of full age of majority, and desiring to form a corporate entity under Minnesota Statutes, Chapter 302A, hereby adopts the following Articles of Incorporation;

ARTICLE I

The name of this corporation shall be: [                                               ], Inc.

ARTICLE II

The location and address of this corporation’s registered office in this- state shall be [                 ].

ARTICLE III

The aggregate number of shares which this corporation shall have the authority to issue is 1,060,000 shares each with $0.01 par value, which shares shall be designated common stock. No share shall be issued until it has been paid for, and thereafter it shall be’ nor-assessable.

ARTICLE IV

Shareholders shall have no rights of cumulative voting

ARTICLE V

No holder of any stock of the corporation shall be entitled, as a matter of right, to purchase, subscribe for or otherwise acquire any new or additional shares of stock of the corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bands, notes, debentures or other securities convertible into or carrying options or warrants; to purchase, subscribe for or otherwise acquire any such new or additional shares.

ARTICLE VI

The name and address of each incorporator of this corporation is:

[                                        ]

The number of directors of the corporation shall be fixed, and may be altered from time to time as may be provided in the Bylaws. In the case or any increase in the number of directors, the additional directors may be elected by the directors as shall be provided in the Bylaws.

ARTICLE VIII

Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by a majority of the directors then in office, unless the action is one which need not be approved by the shareholders, in which case such action shall be effective if signed by the number of directors that would be required to take the same action at a meeting at which all directors were present.

ARTICLE IX

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for broach of fiduciary duty ass a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability based an the payment pf an improper dividend or an improper repurchase of the corporation’s stock under Section 559 of the Minnesota Business Corporation Act (Minnesota Statutes, Chap. 302A) or on violations of federal or state securities laws; (iv) liability for any transaction from which the director derived an improper personal benefit, or (v) liability for any act or omission occurring prior to the date this Article IX becomes effective, If Chapter 302A, the Minnesota Business Corporation Act hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability shall be limited to the fullest extent permitted by this’ amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has set his hand this [     ] day of [                      ].

Incorporator